Exhibit 10.11

MEMORANDUM OF UNDERSTANDING	5/25/2005
ISPB VALUE-ADDED MATCHING GRANT
Congratulations on your successful value-added matching grant application. It has been approved by the Iowa Soybean Promotion Board at level of $5,000 for the application attached. This application, the attached award guidelines, plus this memorandum of understanding will serve as our agreement.
Please review this information, contact me with any questions, sign 2 copies and return to me. I’ll then sign both copies on behalf of ISPB and return one copy for your files.
To receive the $5,000 matching reimbursement:
1.      The feasibility study must start after 1/1/2005 and completed by 9/30/05. The invoice for work completed by 9/30/05 must be submitted by 10/15/05.
2.      Three external estimates (request for proposal from companies who could conduct the feasibility study) should be submitted unit to the Iowa Soybean Promotion Board (ISPB). ISPM holds the right to communicate any concerns in writing within 10 business days of receiving these three estimates. If these concerns are not met within 90 days, ISPB reserves the right to deny funding.
3.      Upon completion of the study, submit to the address below:
a.      Documentation of the matching amount (which cannot come from another grant) that your group has paid.
b.      The invoice for completed work.
c.       The mailing address and name of the entity to be paid (i.e., your group or the company conducting the feasibility study)
Iowa Soybean Promotion Board
4554 114th Street
Urbandale, IA 50322
Email: kschank@iasoybeans.com
4.       Payment will be made within 45 days of receiving the information in point #3.

/s/ Randy L. Layton	/s/ Karen Anderson

/s/ SIBE Secretary
Award Recipient	Karen Anderson
Director of Marketing